Exhibit 6.01

Consulting Agreement by and between Pure Vanilla eXchange, Inc.
and NG Outsourcing, Inc.

CONSULTING AGREEMENT

This Agreement is made by and between NG Outsourcing, Inc., a New York corporation; having an address at 95 Worth St, Suite 15A, New York, NY 10013, ("Consultant") and Pure Vanilla Exchange, Inc., a Nevada corporation (the “Company”).

1.  Retention as Consultant. The Company hereby retains Consultant and Consultant hereby accepts such engagement and agrees to perform and to cause its employees to perform the services for the Company as hereinafter set forth. During the Term hereof, Consultant shall provide the Company with its employees who will perform the services that would ordinarily be provided by the president of a corporation engaged in businesses similar to that of the Company. The services to be performed by Consultant’s employees shall include, but are not necessarily limited to, supervising and managing the Company’s operations, participating in the Company’s financial and business planning, providing the Company’s senior management with advice regarding its financial and business affairs, obtaining and assisting the Company’s management to obtain meetings with financial institutions, investors and potential investors, and participating in those meetings. Consultant shall ensure that its employees perform their duties in a diligent, effective, and loyal manner. Should Consultant so desire, the Company shall provide Consultant’s employees with adequate work space and administrative support at the Company's principal executive offices as are reasonably necessary for carrying out the functions to be performed pursuant to this Agreement. . The services to be rendered by Consultant under this Agreement shall initially be performed by Florian Schuhbauer (“Schuhbauer”). Consultant shall have the right to designate another person to render those services, but the Company shall have the right to terminate this Agreement, without further obligation to Consultant, if such other person is not acceptable to the Company, in its sole discretion. Consultant shall provide the services of its designated employee for an aggregate of at least 40 working hours per week and for such longer periods are necessary in order to satisfactorily render the services described above.

2.  Compensation.

(a)  Consultant shall be compensated by the Company for all services to be rendered pursuant to this Agreement by the payment of consulting fees in the amount of $20,000 per month.

(b)  The Company shall reimburse Consultant for the reasonable out-of-pocket expenses incurred by Consultant’s employees in performing consulting activities for the Company hereunder, upon the presentation, within 30 days after incurring such expenses, of vouchers, receipts, and such other evidence of expenses incurred as shall be reasonably required by the Company.

(c) Consultant shall also receive, and shall distribute to those of its employees who render services to the Company whom it shall select, a stock grant entitling Consultant or those employees to purchase up to 125,000 shares of the Company’s $.01 par value common stock, at a purchase price of $0.01 per share. Such stock shall vest at signing of this agreement , provided that on such vesting date (a) this Agreement shall not have been terminated and (b) the Company shall not have the right to terminate this Agreement. The terms and conditions of such options shall be as set forth on Exhibit A to this Agreement.

3.  Term. The term of this Agreement shall be from January 1, 2006, through June 30, 2006. This Agreement is also subject to earlier termination by the Company upon the occurrence of any of the following events:

(a)  A breach by Consultant of any material provision of this Agreement;

(b)  Consultant's or any of its employees’ failure to perform adequately any of the duties required of Consultant hereunder because of incompetence, lack of expertise, insubordination, dishonesty, negligence or use of alcohol or drugs;

(c)  Death or disability of Schuhbauer, or the resignation of Schuhbauer as an employee of Consultant.

4.  Non-Disclosure; Non-Competition

(a)  Proprietary Information. Neither Consultant nor any employee of Consultant will, during the period of this Agreement or at any time thereafter, regardless of the reason for the cessation of this Agreement: i) use any Confidential Information for its, his or her own benefit or for the benefit of any person or entity other than the Company; ii) disclose to any person or entity any Confidential Information; or iii) remove from the Company 's premises or make copies of any Confidential Information, in any form; except, in each case, as may be required within the scope of the performance of Consultant's duties under and during the term of this Agreement.

Upon termination of this Agreement, or at any such time as the Company may request, Consultant and each of its employees will deliver to the Company all copies in its, his or her possession or under its, his or her control of any Confidential Information, in any form. Except on behalf of the Company, neither Consultant nor any of its employees will at any time assert any rights in or with respect to any Confidential Information.

For purposes of this Agreement, "Confidential Information" means any trade secrets and all technical, research, operational, manufacturing, marketing, sales and financial policies, plans or information of the Company or of any vendor, supplier, distributor or customer of the Company, regardless of how acquired or developed by the Company or any such vendor, supplier, distributor or customer, concerning any of their respective businesses. Confidential Information does not include information, knowledge or data which Consultant or such employee can prove was in its, his or her possession prior to the commencement of this Agreement or information, knowledge or data which was or is in the public domain by reason other than the wrongful acts of Consultant or any such employee.

(b)  Developments. Consultant agrees and shall cause each of its employees to agree that all products, processes, know-how, inventions or devices, or any improvements to any of the foregoing whether patentable or not ("Inventions"), discovered or developed during the course of this Agreement which are (1) related to the Company's business;(2) in the course of development by the Company; or (3) made with the use of the Company's time, materials or facilities, shall belong to the Company. Consultant hereby assigns and transfers, and Consultant shall cause each of its employees to assign and transfer to the Company all right, title and interest to any and all such Inventions. Consultant agrees and agrees to cause each of its employees to promptly to disclose to the Company all such Inventions and to execute such instruments and assignments and to take all such other action, at the Company 's expense, as may be necessary or desirable to vest title in such Inventions in the Company or to obtain letters patent and copyrights for the benefit of the Company.

(c)  Non-Competition. During the period of this Agreement and for 24 months thereafter, Consultant will not, and Consultant will not permit any of its employees, for itself, himself or herself or on behalf of any other person or entity, to compete with the business then done or intended to be done by the Company in any way, including calling upon any customer of the Company, for the purpose of soliciting or providing to such customer any products or services which are the same as or similar to those provided or intended to be provided by the Company. Customers of the Company shall include customers of the Company existing upon the termination of this Agreement, all former customers of the Company and all potential customers contacted or solicited by the Company during the period of this Agreement.

(d)  Limitation of Scope. If any restriction set forth in this paragraph is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(e)  Injunctive Relief. In the event of a breach or threatened breach of any of the terms of this Agreement, the Company shall be entitled to an injunction restraining Consultant and its employees from committing any breach of this Agreement without showing or proving any actual damages and without diminishing any other right or remedy which the Company may have at law or in equity to enforce the provisions of this Agreement. Consultant waives and shall cause its employees to waive any right it, he or she may have to require the Company to post a bond or other security with respect to obtaining or continuing any injunction or temporary restraining order, releases the Company and its officers and directors from and waives any claim for damages against them which it, he or she may have with respect to the Company's obtaining any injunction or restraining order pursuant to this Agreement, and waives any claim that the Company has an adequate remedy at law.

(f)  Employee Agreements. Consultant shall cause each of its employees who render services for the benefit of the Company pursuant to this Agreement to enter into such agreements embodying the foregoing terms as the Company may reasonably request. The Company shall cause Schuhbauer to execute this Agreement for the purpose of agreeing to the provisions of this Section 4.

5.  Relationship. Consultant and the Company are and shall be independent contractors in their relationship with each other and neither of them nor any employee of Consultant is nor shall be considered an agent, employee, or legal representative of the other for federal or state tax purposes or for any other purposes whatsoever. Neither Consultant nor any of its employees has any express or implied authority to assume or create any obligation or responsibility on behalf of the Company or to bind the Company in any way. Consultant agrees to indemnify, defend and hold the Company harmless from and against all claims, damages, or liabilities as a result of its or any of its employees’ breach of this Paragraph. Consultant further acknowledges that none of its employees shall be entitled to receive any insurance coverage or other fringe benefits that the Company customarily provides to its full-time employees, and that no withholding, FICA or other taxes will be paid or withheld by the Company on his or her behalf, and that all such obligations are the obligations of Consultant..

6.  Arbitration. In the event any dispute shall arise under this Agreement, it shall be submitted to arbitration in New York County, New York in accordance with the rules then pertaining of the American Arbitration Association with respect to commercial disputes. Judgment upon any resulting award, including an award of specific performance or injunctive relief may, after its rendering, be entered in any court of competent jurisdiction by any party. Notwithstanding the foregoing, the Company may maintain an action for injunctive relief in a court of appropriate jurisdiction with respect to any breach of Paragraphs 4 and 5, pending the resolution of those issues by arbitration.

7.  General Provisions.

(a)  Notices. Any notice required or desired to be given hereunder shall be effective if in writing and delivered personally or by certified mail, postage prepaid and return receipt requested, to a party hereto at the address for such party set forth herein or to such other address as a party may specify by written notice to the other party similarly given, and shall be effective when mailed or, if delivered by hand, when received.

(b)  Benefit. This Agreement and the rights and obligations contained herein shall be binding upon and inure to the benefit of the Company, its successors and assigns, and upon Consultant, his/her legal representatives, heirs and distributees.

(c)  Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach.

(d)  Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and may not be altered or amended except by an instrument in writing signed by both parties hereto.

(e)  Severability. The invalidity or unenforceability of a particular provision hereof shall not affect the other provisions of this Agreement, and it shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(f)  Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, and Consultant hereby consents to the jurisdiction of the appropriate courts of the State of New York with respect to any disputes relating to this Agreement; provided, however, that the arbitration provisions of Paragraph 6 shall continue to be enforceable.

(g)  Headings. The headings contained herein are inserted for convenience only and do not constitute a part of this Agreement.

(h)  Counterparts. This Agreement may be executed in one or more counterparts, each one of which shall be deemed an original instrument and all of which together shall constitute one and the same document.

(i)  Effect of Termination. Unless otherwise specifically agreed to in writing or they expire by their own terms, the terms of Paragraphs 4 and 5 hereof shall survive any termination, cancellation, repudiation, rescission or expiration of this Agreement and under such circumstances, the Company may continue to enforce such terms as if this Agreement were otherwise in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of January 1, 2006.

NG Outsourcing, Inc.	Pure Vanilla Exchange, Inc.

By: /s/ Florian Schuhbauer	By: /s/Steven Yevoli
Name: Florian Schuhbauer	Name: Steven Yevoli
Title: President	Title: President

For the purposes of agreeing to be
bound by the provisions of Section 4:

/s/ Florian Schuhbauer
Florian Schuhbauer